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                                                                     EXHIBIT 5.1



                                 May 25, 2001


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

     As counsel to Penn National Gaming, Inc., a Pennsylvania corporation (the "Company"), we are familiar with the corporate proceedings relating to the proposed registration on Form S-8, which is to be filed with the Securities and Exchange Commission on or about May 25, 2001 (the "Registration Statement"), of 1,710,000 shares of the Company's Common Stock, .01 par value (the "Shares"), to be issued upon the exercise of the options granted pursuant to the Company's 1994 Stock Option Plan, as amended and restated (the "Plan").

     We have examined the Company's Certificate of Incorporation, as amended, the Company's By-Laws, as amended, and related minutes of actions taken by the Board of Directors of the Company, and such other documents and corporate records relating to the Company and the proposed issuance and sale of the Shares as we deemed appropriate for purposes of rendering this opinion.

     Based upon the foregoing, it is our opinion that when the Shares are sold in the manner and for the consideration described in the Plan, the Shares will be validly issued, fully paid and non-assessable.

     Harold Cramer, a Retired Partner of this firm, is a director of the Company as more fully set forth in Item 5 of the Registration Statement.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                        Very truly yours,

                                        /s/ SCHNADER HARRISON SEGAL & LEWIS LLP
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                                        SCHNADER HARRISON SEGAL & LEWIS LLP